                                  EXHIBIT 10.4

                       FIRST COMMUNITY BANK OF WASHINGTON
                              EMPLOYMENT AGREEMENT

                               Michael D. Edwards

         This AGREEMENT is made and entered into the 11th day of September, 1996, by and between FIRST COMMUNITY BANK and/or assigns, a Washington Banking Corporation (the "Company") and Michael D. Edwards ("Edwards"). This AGREEMENT will become effective upon the day (the "Effective Date") following the merger (the "Merger") of Prairie Security Bank ("PSB") and First Community Bank.

         WHEREAS, Edwards has agreed to become employed by the Company and occupy the position of President; and

         WHEREAS, Edwards desires to serve as President of the Company, and the Company desires to obtain his services and to provide incentive for him to remain with the company; it is, therefore, agreed:

         1. Employment. Edwards agrees to serve the Company as President and Director and to perform all services generally performed by a person in the capacity of President. He will be appointed to serve on the Executive Committee of the Company. Organizational charts and general executive responsibilities (subject to change in the ordinary course of corporate planning) are attached was Exhibit A. This position shall be an exempt position as defined by the Fair Labor Standards Act (FLSA) and not subject to overtime compensation. The Company and Chairman will nominate Edwards as a Director of First Community Financial Group ("FCFG") and use their best efforts to have him appointed/elected to the FCFG Board of Directors.

         2. Duties. Edwards shall serve the Company faithfully and to the best of his ability, devote his entire time and energy to his employment, and use his best efforts and ability to promote the Company's interests. Edwards shall not become involved with any business activity which may conflict with his duties and responsibilities, without written approval of the Chairman. The Company acknowledges that Edwards will continue private and family real estate investments and holdings, but will not let those activities impact his performance and responsibilities to the Company.

         3. Compensation. The Company shall pay Edwards, as compensation for his full-time services during the term of employment:

         A. A salary of $120,000 per annum, which salary shall be payable in equal installments, at least monthly, as set forth in the Company's Policy Manual and subject to review and adjustment annually. Edwards will receive a minimum salary increase of 10% on September 1, 1997. Twelve months after his 10% salary increase and annually thereafter, Edwards will be entitled to raises at least commensurate with raises granted other executive officers and in no event will Edwards' salary be reduced.

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         B. Edwards shall be entitled to paid vacation and sick leave, all as more fully specified in the Company's Policy Manual and modified from time to time. Edwards' annual paid vacation accrual shall not be less then five (5) weeks.

         C. Stock Options. On the Effective Date, FCFG will grant Edwards options to acquire 40,000 shares of FCFG common stock at the current market price as of the Effective Date. Vesting for 20,000 shares will be over 5 years with the first 4,000 shares vested after twelve full months of employment, 4,000 shares vested one year later, 4,000 one year later, 4,000 one year later, and the remaining 4,000 vested one year later. The remaining 20,000 will be vested or expire based upon the year end ROA of the Company, as shown in the following table:

                --------------------------- ----------- ------------ ----------- ----------- ------------ -----------
                           ROA                 1.1          1.2         1.3         1.4          1.5         1.6
                --------------------------- ----------- ------------ ----------- ----------- ------------ -----------
                --------------------------- ----------- ------------ ----------- ----------- ------------ -----------
                       1997 Shares             500         1,000       2,000       3,000        4,000       5,000
                --------------------------- ----------- ------------ ----------- ----------- ------------ -----------
                --------------------------- ----------- ------------ ----------- ----------- ------------ -----------
                       1998 Shares             500         1,000       2,000       3,000        4,000       5,000
                --------------------------- ----------- ------------ ----------- ----------- ------------ -----------
                --------------------------- ----------- ------------ ----------- ----------- ------------ -----------
                       1999 Shares             500         1,000       2,000       3,000        4,000       5,000
                --------------------------- ----------- ------------ ----------- ----------- ------------ -----------
                --------------------------- ----------- ------------ ----------- ----------- ------------ -----------
                       2000 Shares             500         1,000       2,000       3,000        4,000       5,000
                --------------------------- ----------- ------------ ----------- ----------- ------------ -----------

The Company may provide additional stock option opportunities to Edwards, from time to time, at the discretion of the Board of Directors. Additional options granted during the first two (2) years of employment will be commensurate with the options granted to the Chairman during this same time period, based on a ratio of options granted to total base salary; for example, if the Chairman's salary is 50% more than Edwards' salary, Edwards would be entitled to be granted two-thirds of the number of options granted to the Chairman. All unexpired options granted under the Company's Employee Stock Option and Restricted Stock Award Plan "Plan" will vest in the event of a Change in Control. In addition to options granted above, all PSB options to Edwards will be converted in the Merger into options for FCFG common stock, with the number of options and exercise price adjusted by the merger ratio (as defined in the FCFG/PSB Definitive Agreement). Edwards' vested portion of the PSB plan shall be deemed vested in the FCFG Plan.

The above ROA performance scale for additional vested stock options shall be adjusted for extraordinary income and expense items which may not have been included within the annual budget. This would include such Items as special investments sales, sales of unused assets, expansion or acquisition costs, etc.

         D. Edwards will participate in an Incentive Program with annual incentive as determined by the Company from time to time based on factors including, but not limited to, the quality of Edwards's performance of his assigned duties and the net profits of the Company and FCFG. If Edwards were employed by the Company for the entire year of 1996, his incentive opportunity for each ROA category would have been:


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
------------ ----------- ---------- ----------- ----------- ---------- ----------- ----------- ---------- -----------
   1.1%         1.2%       1.3%        1.4%        1.5%       1.6%        1.7%        1.8%       1.9%        2.0%
------------ ----------- ---------- ----------- ----------- ---------- ----------- ----------- ---------- -----------
------------ ----------- ---------- ----------- ----------- ---------- ----------- ----------- ---------- -----------
  $10,634     $15,519     $23,778    $33,531     $39,089     $44,262    $49,052     $53,459     $57,483    $61,124
------------ ----------- ---------- ----------- ----------- ---------- ----------- ----------- ---------- -----------

In 1996, Edwards shall participate in the above ROA incentive on a prorata basis, based on the number of months he was employed in 1996. The Company minimum target for 1996 is 1.35% ROA and the Company's budget is based on a 1.5% ROA. The incentive for Edwards for the first two (2) years of employment will be the same relationship as the current (1996) incentive relationship to the Chairman; for example, if the Chairman's incentive is 50% more than Edwards', Edwards would be entitled to incentive target equal to two-thirds of the incentive targeted for the Chairman.

The following table shows the ROA Incentive Bonus for Edwards for 1997:

------------ ----------- ---------- ----------- ----------- ---------- ----------- ----------- ---------- -----------
   1.1%         1.2%       1.3%        1.4%        1.5%       1.6%        1.7%        1.8%       1.9%        2.0%
------------ ----------- ---------- ----------- ----------- ---------- ----------- ----------- ---------- -----------
------------ ----------- ---------- ----------- ----------- ---------- ----------- ----------- ---------- -----------
  $13,825     $20,176     $30,912    $43,591     $50,815     $57,540    $63,768     $69,497     $74,728    $79,461
------------ ----------- ---------- ----------- ----------- ---------- ----------- ----------- ---------- -----------

The above ROA performance scale for Incentive Bonus shall be adjusted for extraordinary income and expense items which may not have been included within the annual budget. This would include such items as special investments sales, sales of unused assets, expansion or acquisition costs, etc.

         E. The Executive Supplemental Income (ESI) Agreement for Edwards dated November 1, 1992 along with the Income Agreement Addendum dated November 1, 1992 shall remain in place. Edwards agrees to waive accelerated vesting of benefits under his ESI Agreement that may be triggered by the Merger, but otherwise will have a vested and nonforfeitable right to the retirement benefits provided in his ESI Agreement.

         4. Other benefits. Edwards is entitled to the following benefits:

         A. Medical, Dental, Vision, Life Insurance and Long-Term Disability insurance as provided to regular full-time employees of the Company;

         B. Voluntary Life Insurance as available to regular full-time employees of the Company;

         C. KSOP Program as provided to regular full-time employees of the Company;

         D. Other benefits as outlined in the Personnel Manual.

         5. Reimbursable Expenses. Edwards is authorized to incur reasonable expenses in performing his duties. The Company acknowledges and agrees that it may be advisable for Edwards to join clubs and/or professional organizations and for the Company to pay the membership fees therefore, all as may hereafter be determined appropriate by the Chairman based on proposals therefore submitted by Edwards. Edwards will be permitted to continue holding IBAA positions currently held and remain active in the financial industry as an integral part of his responsibilities. Edwards shall retain his current bank-owned vehicle.


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Operating expenses will be paid by the bank until July 1999. Thereafter, the
Company will provide an automobile allowance of $500.00 each month in lieu of providing a Company owned vehicle.

         6. Working facilities. Edwards shall be furnished with such working facilities as are reasonably required by a President to perform his duties.

         7. Term of Employment.

         A. This Agreement will terminate after sixty (60) months of employment, and may be terminated prior to that date by either party with 30 days notice.

         B. If this Agreement is terminated (i) by the Company without "cause" (as defined in Section 8, below) or (ii) by Edwards for "good reason" (as defined in paragraph 7.C below), Edwards will be entitled to receive the following:

                  (i) Base Compensation (as defined in Section 3.A) and Other Benefits (as defined in Section 4) until his sixtieth (60th) month after the Effective Date,

                  (ii) fully vested rights to all stock options granted or awarded under the Plan, including any "PSB options" (all option will expire if not exercised within three (3) months of termination or such longer period as may be provided under the terms of the Plan or amendments to the Plan), and paid benefits under the ESI Agreement, and

                  (iii) if termination occurs later than 36 months after the Effective Date, payment under Section 11.C for any part of the "noncompete period" that continue after the date sixty (60) months after the Effective Date.

                  C, Edwards has "good reason" to terminate this Agreement if action taken by the Company's Chairman or Board of Directors effectively withdraws from Edwards the authority and responsibility customarily associated with the position of President of a bank subsidiary of a holding company.

                  D. In no event will Edwards be entitled to any payments under this Agreement that would violate any applicable banking regulations (including regulations of the Federal Deposit Insurance Corporation as set forth at 12 CFR
Part 359). Any payments under this Agreement will terminate if Edwards violates
Section 11.

         8. Cause. Notwithstanding any provision of this Agreement, the benefits payable on termination which are provided in paragraph 7 and paragraph 11.A, shall not be payable if Edwards' employment is terminated for cause. For the purposes of this Agreement, termination for "cause" means termination because Edwards (a) willfully and continually fails to substantially perform his principal responsibilities with the Company, as outlined in Section 2 (other than any such failure resulting from Edwards' incapacity due to injury or illness), and such failures continue for a period of at least sixty (60) days after a written demand for performance to Edwards by a duly authorized member or representative of the board of directors of the Company that specifically identifies the manner in which it is alleged that Edwards has not substantially performed such duties, (b) is adjudged guilty of any crime


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involving a breach of his fiduciary duties to the Company or involving moral turpitude, or (c) is adjudged guilty of any felony or (d) willfully and continually fails to comply with any law, rule, or regulation (other than traffic violations or similar minor offenses) or any final cease and desist order of any government agency having jurisdiction over the Company. For purposes of this Agreement, no act or failure to act on the part of Edwards shall be considered "willful" unless done or omitted to be done in bad faith without reasonable belief that such action or omission was in, or not opposed to, the best interests of the Company.

         9. Compliance. Edwards agrees to provide his best efforts to comply with all rules and regulations of the Federal Deposit Insurance Corporation and the State of Washington Department of Financial Institutions.

         10. Confidential Information. Edwards acknowledges that in the course of his employment, he will have or obtain knowledge of confidential information and other secrets concerning the Company and its business, actual and prospective customers, and other matters which are valuable to the Company and which the Company does not want disclosed. Edwards promises during employment at the Company and thereafter to maintain all such information on a confidential basis and not to disclose it to any third party, without the Company's prior written consent or at the Company's express instruction. This confidentiality promise of Edwards is intended to and shall apply in the broadest sense possible to information regarding the Company's business activities and actual and prospective customers, and is not intended to be limited solely to matters which might meet the legal definition of "trade secrets" under Washington law. Prior to termination of his employment with the Company Edwards will return all records, files, handbooks, manuals, and any other form of documentation related in any way to the business of the Company. Edwards acknowledges that he shall not be entitled to retain, copy, utilize, or rely upon all or part of any such materials. This section shall survive termination of this Agreement. The existence of any claim or cause of action against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this Section.

         11. Restrictive Covenant.

         A. If the Company terminates Edwards employment without "cause," or Edwards terminates for "good reason" as defined in Section 7.C of this Agreement, or the Company does not extend an offer for contract renewal for a minimum term of one year at substantially the same compensation and corporate standing in effect at the completion of this Agreement; then Edwards shall not, before the later of sixty (60) months after the Effective Date or twenty-four
(24) months after the date of termination (the "Noncompete Period"), be employed or act in any capacity, either directly or indirectly, or by or far himself or for any partnership, corporation, trust, or company, "participate" (as defined below) in any business similar to the type of business conducted by the Company at the time of termination of employment in any market area in which the Company or its affiliates conduct business at the time of termination. For purposes of this Agreement, the term "participate" includes, without


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limitation, any direct or indirect interest in any business, whether as an officer, director, consultant, employee, partner, sole proprietor, stockholder, owner, or otherwise, other than by ownership of less than one percent (1%) of the stock of a publicly held corporation whose stock is traded on a national securities exchange or on the over-the-counter market. The term "participate" shall also include participation, planning, or consulting for any startup financial organization. For the purpose of this Agreement market areas covered by the bank shall be the service areas as delineated in the Company's CRA (Community Reinvestment Act) plan at the time of termination.

         B. If Edwards voluntarily terminates his employment without "good reason" or the Company terminates Edwards for "cause", then Edwards shall not, for a period of 12 months that commences on the date of termination (the "noncompete period"), be employed or act in any capacity, either directly or indirectly, or by or for himself or for any partnership, corporation, trust, or company, "participate" (as defined below), in any business similar to the type of business conducted by the Company at the time of termination of employment in any market area in which the Company or it's affiliates conduct business at the time of termination. For purposes of this Agreement, the term "participate" includes, without limitation, any direct or indirect interest in any business, whether as an officer, director, consultant, employee, partner, sole proprietor, stockholder, owner, or otherwise, other than by ownership of less than one percent (1%) of the stock of a publicly held corporation whose stock is traded on a national securities exchange or on the over the counter market. The term "participate" shall also include participation, planning, or consulting for any startup financial organization.

         C. In addition, Edwards agrees that for a period of 24 months following his termination (whether voluntary or not) he will not (a) induce or attempt to induce any other employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee of the Company or (b) induce or attempt to induce any customer, supplier, licensee, or other business relations of the Company to cease doing business with the Company.

During the applicable noncompete period (24 months in subparagraph A or 12 months in subparagraph B), and if Edwards is not receiving compensation from the Company, the Company shall pay Edwards 50% of his base salary. The Company's portion of health insurance premiums shall also continue during this noncompete period. Edwards agrees that in the event of violation by Edwards of this covenant not to compete, then all payments to Edwards under this restrictive covenant shall immediately cease and Edwards shall pay liquidated damages to the Company in the amount of 50% of his base salary per month for each month or part of a month that Edwards is in violation of and continues to violate such agreement.

It is recognized and agreed that damages in such event would be difficult or impossible to ascertain, though great and irreparable, and that this agreement with respect to liquidated damages shall in no event disentitle the Company to injunctive relief.


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         D. This Restrictive Covenant may be enforced by an action at law for damages and by an injunction to prohibit the restricted activity. Nothing set forth herein shall prohibit the Company from pursuing all remedies available to it. The parties agree that if a trial judge with jurisdictions over a dispute related to this agreement should determine that any portion of the restrictive covenants set forth in this section is unreasonably broad, that the parties authorize said trial judge to narrow same so as to make it reasonable, given all relevant circumstances, and to enforce same.

         E. It is agreed between the parties that this Agreement in its entirety, and in particular the restraints imposed herein upon Edwards, are reasonable both as to time and a to area. The parties additionally agree (i) that the restraints imposed herein upon Edwards are necessary for the protection of the business and goodwill of the Company: (ii) that the restraints imposed herein upon Edwards are not any greater than are reasonably necessary to secure the business of the Company and the goodwill thereof, and (iii) that the degree of injury to the public due to the loss of the service and skill of Edwards upon enforcement of said restraints does not and will not warrant nonenforcement of said restraints.

         F. This section shall survive the termination of this agreement.

         12. Directorship. The Company agrees to extend it's best efforts to maintain Edwards as a Director on the Board of the Company and as a Director on the Board of FCFG. Edwards shall be compensated for his participation as a member of the Board, on the same basis as other employee directors are so paid. Employee directors are not compensated for attending and participating in meetings of committees of the Board.

         13. Proceedings and Attorney's Fees. It is the intention of the parties hereto that this Agreement, the performance hereunder, and all suits and special proceedings hereunder be construed in accordance with, under, and pursuant to the laws of the State of Washington. The substantially prevailing party in any suits or special proceedings shall be entitled to reasonable attorney's fees and costs of suit. The parties agree that the venue of any legal proceedings involving, in whole or in part, any provision of this agreement shall be in Thurston County, Washington, regardless of which party initiates such proceedings.

         14. Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered, personally or by certified mail, postage prepaid, addressed to the Company or to Edwards at their last known addresses.

         15. Non Waiver. No delay or failure by either party to exercise any right under this Agreement shall constitute a waiver of that or any other right.

         16. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.


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         17. Entire Agreement. This Agreement represents the entire agreement of the parties. This Agreement supersedes any prior oral or written agreements between the parties on the subject matter hereof. It may be modified only by a subsequent agreement in writing signed by the parties.

         18. Binding Effect. It is agreed that all covenants, terms, and conditions of this Agreement shall extend, apply to, and firmly bind the heirs, executors, administrators, assigns, and successors in interest of the respective parties hereto as fully as the respective parties themselves are bound.

         IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.

/s/ Michael D. Edwards
----------------------
Michael D. Edwards

FIRST COMMUNITY BANK

By:/s/ Ken F. Parsons
   ------------------
   Ken F. Parsons, Chairman